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                                                                    EXHIBIT 5.1

                                         August 19, 1997







Big Flower Press Holdings, Inc.,
     3 East 54th Street, 17th Floor,
          New York, NY 10022.

Dear Sirs:



          In connection with the registration under the Securities Act of 1933 (the "Act") of $250 million aggregate principal amount of 8-7/8% Senior Subordinated Notes due 2007 (the "Exchange Notes") of Big Flower Press Holdings, Inc. (the "Company") to be issued in exchange for the Company's outstanding 8-7/8% Senior Subordinated Notes due 2007 pursuant to (i) the Indenture, dated as of June 20, 1997, between the Company and State Street Bank and Trust Company (as successor in interest to Fleet National Bank), as trustee (the "Trustee"), as amended to date (the "Indenture") and (ii) the Registration Rights Agreement, dated as of June 20, 1997 (the "Registration Rights Agreement"), by and among the Company and BT Securities Corporation, Credit Suisse First Boston Corporation and

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Big Flower Press Holdings, Inc.                                             -2-


Goldman, Sachs & Co., we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Exchange Notes have been duly authorized by the Company; and when the Securities and Exchange Commission declares the Company's Registration Statement on Form S-4 (File No. 333-32141) effective and the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

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Big Flower Press Holdings, Inc.                                             -3-


          In connection with the foregoing, we have assumed that at the time of the issuance and delivery of the Exchange Notes there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes and that the issuance and delivery of the Exchange Notes, all of the terms of the Exchange Notes and the performance by the Company of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.

          In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed (i) that the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) that the Exchange Notes will conform to the specimens thereof examined by us, (iii) that the Trustee's certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee's authorized officers and (iv) that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

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Big Flower Press Holdings, Inc.                                             -4-


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Exchange Notes" in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                 Very truly yours,



                                                 /s/ Sullivan & Cromwell